Exhibit 2.7

EMPLOYEE TRANSFER AGREEMENT

     This Employee Transfer Agreement (this “Agreement”) is entered into as of March 5, 2004, by and between Intellisync Corporation, a Delaware corporation (“Intellisync”), on the one hand, and SoftVision SRL, a Romanian corporation (“SoftVision”), and Laurentiu Russo, an individual (“Mr. Russo”), only with respect to Section 6.1 hereof in the case of Mr. Russo, on the other hand.

RECITALS

     A.  Intellisync desires to hire, and SoftVision desires to facilitate the transfer to Intellisync or a wholly owned Romanian subsidiary of Intellisync (“Sub”) of, certain employees of SoftVision, on the terms and subject to the conditions set forth in this Agreement.

     C.  The parties hereto desire to enter into certain other agreements in connection with the hire and transfer of certain employees of SoftVision as contemplated hereby.

AGREEMENT

     In consideration of the mutual agreements, representations, warranties and covenants set forth below, the parties hereto agree as follows:

1.    Definitions. Except as otherwise provided in this Agreement, as used in this Agreement, the following terms shall have thefollowing meanings:

     1.1  “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

     1.2  “Governmental Entity” means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality, including, without limitation, any tribunal or tax authority of the United States of America, any foreign country, or any state, county, municipality or other political subdivision thereof.

     1.3  “knowledge” shall mean, when used in reference to (i) any party to this Agreement that is an entity, the actual knowledge, after reasonable inquiry, of the directors, officers and key employees of such party (including Mr. Russo in the case of SoftVision), and (ii) any party to this Agreement that is an individual, the actual knowledge of such individual, after reasonable inquiry.

     1.4  “Material Adverse Effect” on a party shall mean any circumstance, change in, or effect on such party and its subsidiaries, taken as a whole, that is, or is reasonably likely in the future to be, materially adverse to the assets (including intangible assets), condition (financial or otherwise), property, business or results of operations of the party and its subsidiaries, taken as a whole, or on the ability of such party to perform its obligations hereunder, excluding any such circumstance, change or effect to the extent resulting from or arising in connection with (i)

changes or conditions generally affecting the industries or segments in which such party and its subsidiaries operate and not uniquely relating to such party or its subsidiaries, (ii) changes in general economic, market or political conditions, and (iii) compliance with the terms and conditions of this Agreement.

2.	Transfer of Employees and Return of Property.

     2.1  On the Closing Date (as defined below):

            (a) all of the employees of SoftVision listed on Exhibit A attached hereto (the “Transferred Employees”) shall have executed employment agreements with Intellisync or Sub contingent only upon the Closing of the transactions contemplated by this Agreement (it being understood that in the event the condition to closing set forth in Section 7.3 is not satisfied and Intellisync nonetheless elects to waive such condition and proceed to Closing pursuant to Section 2.4 hereof, then this Section 2.1(a) shall, subject to Section 2.4 hereof, be deemed satisfied);

            (b) each employment agreement between SoftVision and any of the Transferred Employees shall have been terminated (it being understood that SoftVision shall remain fully responsible for all amounts owing to any Transferred Employee prior to or as a result of the termination of such person’s employment by SoftVision);

            (c) SoftVision shall have delivered to Intellisync or Sub all hardware (e.g., wireless hubs, firewalls, etc.), software, books, office equipment (e.g., white boards, speaker phones, test equipment/devices, etc.) and other personal property in its possession that was purchased by Intellisync for use by SoftVision employees, including, without limitation, the personal property listed on Exhibit C attached hereto (the “Returned Property”), it being understood that the Returned Property shall be accepted “as-is”; and

            (d) SoftVision shall have delivered to Intellisync or Sub the personnel files of each SoftVision employee that becomes a Transferred Employee.

     2.2  Excluded Liabilities.

            (a) In connection with the transactions contemplated by this Agreement, neither Intellisync nor Sub shall assume or have any responsibility or liability with respect to any obligation or liability of SoftVision, whether direct or indirect, known or unknown, accrued or not accrued, fixed or contingent (all of such obligations and liabilities not so assumed being herein called the “SoftVision Excluded Liabilities”). Without limiting the generality of the foregoing, the SoftVision Excluded Liabilities shall include, without limitation, all liabilities, claims or other obligations of SoftVision to any SoftVision employee (irrespective of whether he or she becomes a Transferred Employee), any former employee of SoftVision or any consultants of SoftVision for the period prior to the Closing Date, including, without limitation, insurance, workers’ compensation, and holiday, vacation, sick, regular and severance pay.

            (b) In connection with the transactions contemplated by this Agreement, SoftVision shall not assume or have any responsibility or liability with respect to any obligation or liability of Intellisync or Sub, whether direct or indirect, known or unknown, accrued or not accrued, fixed or contingent (all of such obligations and liabilities not so assumed being herein called the “Intellisync Excluded Liabilities”). Without limiting the generality of the foregoing, the Intellisync Excluded Liabilities shall include, without limitation, all liabilities, claims or other obligations of Intellisync to any Transferred Employee for any period beginning after the Closing Date, including, without limitation, insurance, workers’ compensation, and holiday, vacation, sick, regular and severance pay.

     2.3  Purchase Price. In consideration of SoftVision’s transfer of the Transferred Employees to Intellisync or Sub, and for the other agreements contained herein, Intellisync shall, subject to Section 2.4 below, pay to SoftVision Six Hundred Seventy-Five Thousand U.S. Dollars ($675,000) in cash (the “Purchase Price”), in the following installments (without interest):

            (a) $162,000 shall be paid upon the parties’ execution of this Agreement (which amount shall promptly be refunded to Intellisync in full, without interest, only if SoftVision fails to meet the conditions set forth in Sections 7.1 and 7.3 hereof on or prior to June 30, 2004);

            (b) $162,000 shall be paid on the Closing Date;

            (c) $176,000 shall be paid 30 days following the Closing Date (plus interest at the rate of 10% for each 30-day period after the due date that such payment is late, prorated for any late period of less than 30 days); and

            (d) $175,000 shall be paid 60 days following the Closing Date (plus interest at the rate of 10% for each 30-day period after the due date that such payment is late, prorated for any late period of less than 30 days).

     2.4  Purchase Price Adjustment. In the event SoftVision fails to satisfy the condition to closing set forth in Section 7.3 hereof and Intellisync nonetheless elects to waive such condition and proceed to Closing, the Purchase Price shall be reduced to the amount determined by multiplying (A) the Purchase Price by (B) a fraction, the numerator of which is the number of SoftVision employees that have accepted employment by Intellisync or Sub contingent only upon the Closing and the denominator of which is 90. In such event, the installments of the Purchase Price payable pursuant to clauses (b), (c) and (d) of Section 2.3 above shall be proportionately reduced so that the sum of all payments made pursuant to Section 2.3 does not exceed the Purchase Price as adjusted pursuant to this Section 2.4.

3.

 Closing. Subject to the terms, provisions and conditions of this Agreement, the closing of the transactions contemplatedherein (the “Closing”) shall take place at 12:00 p.m. California time on June 1, 2004, unless the parties hereto otherwise agree inwriting to any earlier or subsequent time and date for the Closing (the “Closing Date”). The Closing shall take place at the officesof Heller Ehrman White & McAuliffe LLP, 2775 Sand Hill Road, Menlo Park, California 94025, or such other place as the parties maymutually agree.

4.	Representations and Warranties of SoftVision.

     SoftVision represents and warrants to Intellisync that the statements made in this Section 4 are true and correct on the date hereof and as of the Closing Date.

     4.1  Organization and Authority. SoftVision is a corporation duly organized, validly existing and in good standing in the jurisdiction of its incorporation and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to do so, except where the failure to so qualify would not have a Material Adverse Effect on SoftVision, and (iii) has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     4.2  Due Authorization; Binding Agreement. The execution and delivery by SoftVision of this Agreement and the performance by SoftVision of its obligations hereunder and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of SoftVision and its stockholders. This Agreement has been duly and validly executed and delivered by SoftVision and constitutes the legal, valid and binding obligation of SoftVision enforceable against SoftVision in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity).

     4.3  No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the passage of time or the delivery of notice or both, (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the organizational documents of SoftVision, (ii) conflict with or result in a violation or breach of, or constitute a default or require consent of any person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which SoftVision is a party or by which SoftVision or by which any properties or assets of SoftVision may be bound, or (iii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to SoftVision or by which any properties or assets of SoftVision may be bound. To the knowledge of SoftVision, there is neither any statute, ordinance or law applicable to SoftVision or its employees nor any event or circumstance that has occurred or could reasonably be expected to occur that would prevent or hinder the ability of Intellisync to employ the SoftVision employees as contemplated by this Agreement.

     4.4  Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to any Governmental Entity or any other person is required to be obtained or modified by SoftVision in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     4.5  Litigation. There is no action, order, writ, injunction or decree outstanding or claim, suit, litigation, proceeding (including, without limitation, arbitrations and alternative dispute resolution proceedings) or investigation (any of which, an “Action”) pending or, to SoftVision’s knowledge, threatened that challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, at law or in equity, by or before any court, arbitrator or Governmental Entity and, to SoftVision’s knowledge, there is no reasonable basis for any such Action.

5.	Representations and Warranties of Intellisync.

     Intellisync represents and warrants to SoftVision that the statements contained in this Section 5 are true and correct on the date hereof and as of the Closing Date.

     5.1  Organization. Intellisync is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it is required to do so, except where the failure to so qualify would not have a Material Adverse Effect on Intellisync, and (ii) has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     5.2  Due Authorization; Binding Agreement. The execution and delivery by Intellisync of this Agreement and the performance by Intellisync of its obligations hereunder and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Intellisync. This Agreement has been duly and validly executed and delivered by Intellisync and constitutes legal, valid and binding obligations of Intellisync enforceable against Intellisync in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or equity).

     5.3  No Conflicts. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the passage of time or the delivery of notice or both, (i) conflict with, violate or result in any breach of the terms, conditions or provisions of the organizational documents of Intellisync, (ii) conflict with or result in a violation or breach of, or constitute a default or require consent of any person (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Intellisync is a party or by which Intellisync or by which any properties or assets of Intellisync may be bound, or (iii) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any Governmental Entity applicable to Intellisync or by which any properties or assets of Intellisync may be bound.

     5.4  Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to any Governmental Entity or any other person is required to be obtained or modified by Intellisync in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.5  Litigation. There is no Action pending or, to Intellisync’s knowledge, threatened that challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, at law or in equity, by or before any court, arbitrator or Governmental Entity and, to Intellisync’s knowledge, there is no reasonable basis for any such Action.

     5.6  Formation of Sub. Prior to the Closing Date, Sub shall be formed by Intellisync solely for the purpose of engaging in the transactions contemplated by this Agreement, will not have engaged in any other business activities and will have conducted its operations only as contemplated by this Agreement. Prior to the Closing Date, Sub will not have any liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock will be issued to Intellisync, will not be a party to any agreement other than agreements with respect to the appointment of registered agents and similar matters.

6.	Additional Agreements.

     6.1  Transitional Services. For a period of 30 days following the Closing Date, Mr. Russo shall be available, upon the request of Intellisync on an as-needed basis, to serve as a consultant to Intellisync for the purpose of assisting in the management and integration of the Transferred Employees; provided, however, that Mr. Russo’s total time commitment during this initial 30-day period shall not exceed 60 hours. Thereafter, if so mutually agreed by the parties, Mr. Russo may continue to provide such consulting services to Intellisync (with the actual term to be mutually agreed). In consideration of these services, Mr. Russo shall be entitled to receive $12,500 per month, which amount shall be pro rated for any periods during which Mr. Russo provides less than 40 hours of service per week.

     6.2  No-Hire; No Solicitation.

                    (a) During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, neither SoftVision nor any officer, director, employee, representative or agent of SoftVision (or any of their respective affiliates) shall employ, hire, engage or be associated with, or endeavor to entice away from Intellisync or Sub, any employee of Intellisync or Sub (including, without limitation, the Transferred Employees), unless otherwise expressly agreed to in writing. SoftVision agrees that the damages that Intellisync or Sub may incur if SoftVision breaches this Section 6.2(a) will be substantial, but difficult to ascertain. SoftVision therefore agrees that if SoftVision breaches this Section 6.2(a) that SoftVision will pay Intellisync or Sub, as liquidated damages and not as a penalty, the sum of Fifty Thousand Dollars ($50,000).

                    (b) During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, neither SoftVision nor any officer, director, employee, representative or agent of SoftVision (or any of their respective affiliates) shall solicit or request any employee of Intellisync or Sub (including, without limitation, the Transferred Employees) to leave the employ of or terminate such person’s relationship with Intellisync and/or Sub, unless otherwise expressly agreed to in writing. SoftVision agrees that the damages that Intellisync or Sub may incur if SoftVision breaches this Section 6.2(b) will be substantial, but difficult to ascertain. SoftVision therefore agrees that if SoftVision breaches this Section 6.2(b) that SoftVision will pay Intellisync or Sub, as liquidated damages and not as a penalty, the sum of Fifty Thousand Dollars ($50,000).

                    (c) Except for the Transferred Employees, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Intellisync, Sub and their respective officers, directors, employees, representatives, agents or affiliates shall not employ, hire, engage or be associated with, or endeavor to entice away from SoftVision, any employee of SoftVision, unless otherwise expressly agreed to in writing. Intellisync and Sub agree that the damages that SoftVision may incur if Intellisync or Sub breach this Section 6.2(c) will be substantial, but difficult to ascertain. Intellisync and Sub therefore agree that if Intellisync or Sub breach this Section 6.2(c) that Intellisync or Sub will pay SoftVision, as liquidated damages and not as a penalty, the sum of Fifty Thousand Dollars ($50,000).

                    (d) Except for the Transferred Employees, during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Intellisync, Sub and their respective officers, directors, employees, representatives, agents or affiliates shall not solicit or request any employee of SoftVision to leave the employ of or terminate such person’s relationship with SoftVision, unless otherwise expressly agreed to in writing. Intellisync and Sub agree that the damages that SoftVision may incur if Intellisync or Sub breach this Section 6.2(d) will be substantial, but difficult to ascertain. Intellisync and Sub therefore agree that if Intellisync or Sub breach this Section 6.2(d) that Intellisync or Sub will pay SoftVision, as liquidated damages and not as a penalty, the sum of Fifty Thousand Dollars ($50,000).

     6.3  Hiring of Transferred Employees.

            (a) As soon as practicable after the date of this Agreement: (i) Intellisync and SoftVision shall mutually agree upon the timing and method of contacting the SoftVision employees (including the form of any written communications) regarding the transactions contemplated by this Agreement and their opportunity to accept employment with Sub following the Closing in accordance with this Agreement; and (ii) Intellisync shall provide SoftVision a copy of the form of employment offer letter that will be utilized by Intellisync or Sub in connection with the hiring of SoftVision employees as contemplated hereby. Subject to the procedures established pursuant to the immediately preceding sentence, Intellisync and Sub shall have the right, prior to the Closing, to contact the SoftVision employees for the purpose of making offers of employment with Sub effective as of the Closing and receiving written acceptances of such employment (in each case contingent upon the occurrence of the Closing and the consummation of the transactions contemplated by this Agreement); provided, however, that the terms and conditions of employment offered by Intellisync or Sub shall be substantially similar to such SoftVision employees’ terms and conditions of employment by SoftVision as of the date of this Agreement. SoftVision shall terminate each Transferred Employee immediately prior to the Closing. Neither Intellisync nor Sub shall have any obligation with respect to, and SoftVision shall remain fully responsible for, all amounts (including, without limitation, any severance payments) owing to any Transferred Employee as a result of the termination of such Transferred Employee’s employment by SoftVision in connection with the transactions contemplated by this Agreement. Neither Intellisync nor Sub shall be deemed to be a successor employer with respect to the employment of any Transferred Employee with respect to any benefit plans maintained by SoftVision for the benefit of such Transferred Employee.

            (b) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to employment by Intellisync or Sub, nor shall anything herein interfere with the right of Intellisync and Sub, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Intellisync or Sub in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee.

            (c) SoftVision shall be solely responsible for any claims or causes of action by any Transferred Employee that relate to or arise out of employment with SoftVision prior to the Closing. SoftVision shall be responsible for the satisfaction of all claims payable for medical, dental, life insurance, health, accident, disability and other benefits brought by or in respect of any Transferred Employee under any of the SoftVision’s benefit plans where the claims arise prior to the Closing, regardless of when such claims are filed.

     6.4  Access to Information.

            (a) Prior to the Closing, SoftVision will allow Intellisync and its accountants, legal counsel, and other representatives to inspect the business records (including expense records), personnel files, employment agreements and historical and current salary and bonus information for all SoftVision employees, as well as such other information related to SoftVision’s business as Intellisync may reasonably request in order to conduct its due diligence examination with respect to the Transferred Employees. In addition, SoftVision shall provide Intellisync a summary of the terms of its service provider relationships (e.g., ISP, food service, security, etc.) together with the contact information for each such service provider.

            (b) No information or knowledge obtained in any investigation pursuant to this Section 6.4 hereof shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and provisions hereof.

     6.5  Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.4 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby shall be maintained in confidence pursuant to that certain Mutual Nondisclosure Agreement dated ________________ between Intellisync and SoftVision (the “Nondisclosure Agreement”).

     6.6  Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with such transactions including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective party incurring such fees and expenses.

     6.7  Public Disclosure. No public disclosure (whether or not in response to an inquiry) shall be made by any party hereto regarding the subject matter of this Agreement or the transactions contemplated hereby unless (a) approved by the other party(ies) hereto prior to release or (b) such disclosure is required by applicable law or regulation or pursuant to applicable subpoena; provided, that any disclosure pursuant to clause (b) is limited to that which in the written opinion of legal counsel for the disclosing party is required to be disclosed.

     6.8  Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, and without modifying or otherwise affecting any of the obligations set forth herein, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated hereby .

     6.9  Additional Documents and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

7.	Conditions to Intellisync’s and Sub’s Obligations.

     The obligations of Intellisync and Sub under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Intellisync and Sub in writing, except as otherwise provided by applicable law:

     7.1  Representations, Warranties and Covenants.

            (a) The representations and warranties of SoftVision contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Buyer contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except that the accuracy of representations and warranties of SoftVision that by their terms speak as of a specified date will be determined as of such date);

            (b) SoftVision shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by SoftVision prior to or on the Closing Date;

            (c) Intellisync and Sub shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of SoftVision on behalf of SoftVision certifying (i) to the matters set forth in Sections 7.1(a) and (b) hereof, and (ii) the resolutions of the Board of Directors and stockholders of SoftVision authorizing the execution and performance of this Agreement.

     7.2  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or any court of competent jurisdiction or other legal restraint or prohibition restraining, enjoining, prohibiting or preventing the consummation of the transactions contemplated hereby or making the consummation of such transactions illegal shall be in effect; provided, that Intellisync and Sub, on the one hand, and SoftVision, on the other hand, have used reasonable efforts to remove such injunction, order, restraint or prohibition; nor shall any proceeding brought by a Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal.

     7.3  Acceptance of Employment. The Transferred Employees shall have accepted employment by Sub effective on the Closing Date in accordance with Section 2.1 and Section 6.3 hereof.

8.	Conditions to SoftVision’s Obligations.

     The obligations of SoftVision under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by SoftVision in writing, except as otherwise provided by applicable law:

     8.1  Representations, Warranties and Covenants.

            (a) The representations and warranties of Intellisync and Sub contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Sellers contained herein that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except that the accuracy of representations and warranties of Sellers that by their terms speak as of a specified date will be determined as of such date);

            (b) Each of Intellisync and Sub shall have performed and complied with all of its respective agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; and

            (c) SoftVision shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Intellisync and Sub certifying (i) to the matters set forth in Sections 8.1(a) and (b) hereof, and (ii) the resolutions of the Board of Directors of each of Intellisync and Sub authorizing the execution and performance of this Agreement.

     8.2  No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or any court of competent jurisdiction or other legal restraint or prohibition restraining, enjoining, prohibiting or preventing the consummation of the transactions contemplated hereby or making the consummation of such transactions illegal shall be in effect; provided, that Intellisync and SoftVision have used reasonable efforts to remove such injunction, order, restraint or prohibition; nor shall any proceeding brought by a Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, which makes the consummation of such transactions illegal.

9.	Indemnification

     9.1  Survival of Representations and Warranties. All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until 11:59 p.m., California time on the date that is twelve (12) months following the Closing Date (the “Expiration Date”); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Expiration Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of such claims. All covenants to be performed after the Closing Date shall not be subject to the limitations on survivability set forth in this Section 9.1.

     9.2  Indemnification by SoftVision.

            (a) Except as otherwise expressly provided in this Section 9, from and after the Closing Date, SoftVision shall, defend, indemnify and hold harmless each of Intellisync, Sub and their respective directors, officers and affiliates (collectively, “Intellisync Indemnified Parties”), and shall reimburse the Intellisync Indemnified Parties, for, from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys’ fees) and expenses (collectively, “Losses”) imposed on or incurred by Intellisync Indemnified Parties resulting from or arising out of (including, without limitation, resulting from or arising out of any claim made by any third party) (i) a breach of SoftVision’s representations, warranties or covenants in this Agreement, and (ii) any liabilities or obligations of SoftVision not expressly assumed by Intellisync or Sub pursuant to this Agreement (including, without limitation, the payment and performance of any Excluded Liability).

     9.3  Indemnification by Intellisync. Except as otherwise expressly provided in this Section 9, from and after the Closing Date, Intellisync shall defend, indemnify and hold harmless SoftVision and its directors, officers and affiliates (collectively, “SoftVision Indemnified

Parties”), and shall reimburse SoftVision Indemnified Parties, for, from and against any and all Losses imposed on or incurred by SoftVision Indemnified Parties resulting from or arising out of (including without limitation, resulting from or arising out of any claim made by any third party) a breach of Intellisync’s or Sub’s representations, warranties or covenants in this Agreement.

     9.2  Notice and Defense of Third-Party Claims. If any action, claim or proceeding shall be brought or asserted under this Section 9 against any Intellisync Indemnified Party or any SoftVision Indemnified Party (each an “Indemnified Person”) in respect of any claim by a third party for which indemnity may be sought under this Section 9 from an indemnifying person or any successor thereto (the “Indemnifying Person”), the Indemnified Person shall give prompt written notice of such action or claim to the Indemnifying Person who shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all expenses; except that any delay or failure so to notify the Indemnifying Person shall relieve the Indemnifying Person of its obligations hereunder only to the extent, if at all, that (x) the Indemnified Person is materially prejudiced by reason of such delay or failure, or (y) the Indemnified Person fails to give notice of its claim. The Indemnified Person shall have the right to employ separate counsel in any of the foregoing actions, claims or proceedings and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate or presents conflicts of interest. In the event that the Indemnifying Person, within thirty (30) days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the good faith defense of such action, claim or proceeding, with legal counsel chosen by the Indemnified Person, for the account of and at the expense of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 10 to the contrary notwithstanding, (a) the Indemnifying Person shall not, without the Indemnified Person’s prior written consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person; provided that such settlement or compromise includes a general unconditional release of the Indemnified Person and does not require any admission of any wrongdoing, liability or violation of law, and (b) the Indemnified Party shall not settle or compromise any action or claim or consent to the entry of any judgment, except where the Indemnifying Person has failed to assume the defense of such action or claim, and then only with the prior consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Person may, without the Indemnified Person’s prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person.

     9.5  Limitation on Remedies. Each of Intellisync and SoftVision acknowledges and agrees that, absent fraud, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 9; provided, however, that nothing in this Section 9 shall be deemed to (i)

prohibit or limit any party’s right at any time before, on or after the Closing to seek injunctive relief or other equitable relief for the failure of any other party to perform any covenant or agreement contained in this Agreement or (ii) limit, prohibit or restrict any of the rights or remedies of a party in respect of any claim based upon the failure or breach by the other party(ies) hereto to observe or perform any covenant or agreement which is to be observed or performed after the Closing Date.

     9.6  Losses Threshold. Notwithstanding the other provisions of this Section 9 and absent fraud, neither Intellisync nor SoftVision shall be required to indemnify the other unless all claims individually or in the aggregate of one party for indemnification, either actual or reasonably estimable, exceed a minimum amount of $10,000 (the “Threshold Amount”), whereupon satisfaction of such claims shall begin at the first dollar of liability.

     9.7  Maximum Indemnification Amount. Absent fraud and except with respect to the indemnification obligations set forth in clause (ii) of Section 9.2(a), the maximum aggregate indemnification amount that shall be due from any indemnifying party pursuant to the indemnification obligations set forth in Sections 9.2 or 9.3 hereof, as applicable, shall not exceed the Purchase Price.

10.	Termination.

     10.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

            (a) By mutual written consent of the parties hereto; or

            (b) By Intellisync or SoftVision if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or affirmatively takes any action to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or

            (c) By any party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

            (d) By either Intellisync or SoftVision if the Closing does not occur by June 30, 2004; or

            (e) By Intellisync if:

                    (i) any of the conditions set forth in Section 7 hereof shall have become incapable of being satisfied; provided, however, that Intellisync and Sub may terminate this Agreement pursuant to this Section 10.1(e)(i) only if Intellisync and Sub are not in material breach of or default under this Agreement at the time of such termination; or

                    (ii) either (x) any representation or warranty made by SoftVision herein is untrue in any material respect or (y) SoftVision shall have defaulted in any material respect in the performance of any of its material obligations under this Agreement; provided, however, that this Agreement may be terminated pursuant to this Section 10.1(e)(ii) only if Intellisync and Sub shall have given SoftVision written notice of such untruth or such default, as the case may be, and such untruth or default, as the case may be, shall not be cured within fifteen (15) Business Days after receipt of such notice; or

            (f) By SoftVision if:

                    (i) any of the conditions set forth in Section 8 hereof shall have become incapable of being satisfied; provided, however, that SoftVision may terminate this Agreement pursuant to this Section 10.1(f)(i) only if SoftVision is not in material breach of or default under this Agreement at the time of such termination; or

                    (ii) either (x) any representation or warranty made by Intellisync and Sub herein is untrue in any material respect or (y) Intellisync or Sub shall have defaulted in any respect in the performance of any of its material obligations under this Agreement; provided, however, that this Agreement may be terminated pursuant to this Section 10.1(f)(ii) only if SoftVision shall have given Intellisync written notice of such untruth or default, as the case may be, and such untruth or default, as the case may be, shall not be cured within fifteen (15) Business Days after receipt of such notice.

     10.2  Procedure and Effect of Termination.

             (a) In the event of termination of this Agreement by any or all of the parties pursuant to Section 10.1 hereof, written notice shall be given to each other party specifying the provision of Section 10.1 pursuant to which such termination is made and there shall be no liability on the part of the terminating party(ies) (or their respective officers, directors, partners or affiliates) for such termination. Any such termination shall not limit the rights or remedies of the non-breaching party(ies).

             (b) In the event this Agreement is terminated by SoftVision pursuant to Section 10.1(f), then the installment of the Purchase Price paid to SoftVision pursuant to Section 2.3(a) hereof shall thereupon become non-refundable and may be retained in full by SoftVision; provided, however, that, notwithstanding any provision of this Agreement to the contrary, the benefit provided pursuant to this Section 10.2(b) shall be SoftVision’s exclusive remedy for such termination.

11.	Miscellaneous.

     11.1  Amendments and Waivers.

             (a) This Agreement may be not be amended, modified, altered or supplemented, except by a written agreement executed by each of the parties hereto.

             (b) Any waiver by Intellisync or SoftVision of any breach of or failure to comply with any provision or condition of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision or condition, or a waiver of any other breach of, or failure to comply with, any other provision or condition of this Agreement, any such waiver to be limited to the specific matter and instance for which it is given. No waiver of any such breach or failure or of any provision or condition of this Agreement shall be effective unless in a written instrument signed by the party granting the waiver and delivered to the other party hereto in the manner provided for hereunder in Section 11.6. No failure or delay by either party to enforce or exercise its rights hereunder shall be deemed a waiver hereof, nor shall any single or partial exercise of any such right or any abandonment or discontinuance of steps to enforce such rights, preclude any other or further exercise thereof or the exercise of any other right

     11.2  Binding Effect; Assignment. This Agreement and the rights and obligations hereunder may not be assigned by any party hereto, by operation of law or otherwise, without the prior written consent of the other parties hereto; provided, however, that Intellisync and Sub may assign this Agreement without the prior written consent of SoftVision and Mr. Russo to any person that (x) purchases all or substantially all of the assets of Intellisync or Sub, as the case may be, or (y) is Intellisync’s or Sub’s successor in interest by way of merger, reorganization, consolidation, tender offer, recapitalization or other similar transaction, in each case so long as such person assumes and agrees in writing to perform and discharge all of Intellisync’s and Sub’s obligations to SoftVision under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

     11.3  Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Santa Clara County, California and the Northern District of California, respectively; (b) if any such action is commenced in a state court no located in Santa Clara Count, California, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.6.

     11.4  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement shall become effective when one or more counterparts, taken together, shall have been executed and delivered by all of the parties.

     11.5  Headings. The section headings used in this Agreement (including without limitation, section heading and headings in the exhibits and schedules) are used for convenience only and are not to be considered in construing or interpreting this Agreement. References to the singular shall include the plural and vice versa.

     11.6  Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby or by the Related Agreements shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the Business Day of such delivery (as evidenced by the receipt of the personal delivery service), (b) if mailed certified or registered mail return receipt requested, four (4) Business Days after being mailed, (c) if delivered by overnight courier (with all charges having been prepaid), on the Business Day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (d) if delivered by facsimile transmission, on the Business Day of such delivery if sent by 5:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding Business Day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 11.6), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second Business Day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

If to Intellisync or Sub to:

Intellisync, Inc. 2550 North First Street, Suite 500 San Jose, CA 95131 Attention: General Counsel Telephone: (408) 321-3886 Facsimile: (408) 321-7650

with a copy to:

Heller Ehrman White & McAuliffe LLP 2775 Sand Hill Road Menlo Park, CA 94025 Attention: Elias J. Blawie Thomas Tobiason Telephone: (650) 854-4488 Facsimile: (650) 233-8386

If to SoftVision or Mr. Russo, to:

SoftVision SRL 21 Decembrie Blvd #118 Cluj-Napoca Romania, 3400 Attention: Laurentiu Russo President Telephone: +40 744 931856 Facsimile: +1 408 904 7330

with a copy to:

__________________________________

__________________________________

__________________________________

__________________________________ Attention: Telephone: Facsimile:

or to such other address as any party may specify by notice given to the other party in accordance with this section 11.6.

     11.7  Severability. The parties agree that should any provision of this Agreement be held to be invalid, illegal or unenforceable in any jurisdiction, that holding shall be effective only to the extent of such invalidity, illegally or unenforceability without invalidating or rendering illegal or unenforceable the remaining provisions hereof, and any such invalidity, illegally or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is the intent of the parties that this Agreement be fully enforced to the fullest extent permitted by applicable law.

     11.8  Entire Agreement. This Agreement, the schedules and exhibits hereto, the Nondisclosure Agreement, and the instruments and other documents (including, without limitation, the Related Agreements) delivered pursuant to this Agreement constitute the entire understanding and agreement of the parties pertaining to the subject matter hereof and thereof, and supersedes all prior and/or contemporaneous understandings and agreements of any kind and nature (whether written or oral) among the parties with regard to such subject matter, all of which are merged herein.

     11.9  Third Parties. Except as expressly permitted by Section 11.2 hereof, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and the Indemnified Persons, any rights, privileges or remedies under or by reason of this Agreement.

     11.10  Attorney’s Fees. In any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Intellisync, Sub and SoftVision and by Mr. Russo as of the date first above written.

INTELLISYNC CORPORATION By: /s/ WOODSON HOBBS Name: Woodson Hobbs Title: President

SOFTVISION SRL By: /s/ LAURENTIU RUSSO Name: Laurentiu Russo Title: President

MR. RUSSO, as to Section 6.1 hereof only By: /s/ LAURENTIU RUSSO Laurentiu Russo

EXHIBIT A

TRANSFERRED EMPLOYEES

DEVELOPMENT	QA	PS	Developer Support
Valentin Deac	Angela Pop	Flaviu Ratiu	Gabriela Tothezan
Mihai Baumgarten	Zsolt Kovacs	Marius Danciu	Ioan Moldovan
Attila Vajda	Vlad Popa	Nelu Turc	2
Andrei Muresan	Antoanela Balint	Octav Socaciu
Anca Sincelean	Ligia Garlea	Laurentiu Toma	Customer Support
Gabriel Ciuloaica	Andu Puscasu	Alin Treznai	Razvan Bohatel
Mircea Irimies - lead	Claudia Dragan	Daniel Stangu	Lorand Veres
Ovidiu Paraian - lead	Lucia Comsa	Istvan Kozma	Ioana Stan
Marius Bandre - lead	Mirela Haitonic	Ovidiu Matan	Corina Besa
Bogdan Potor - lead	Raluca Cindrea	Bogdan Popescu	Noemi Zakarias
Adrian Baranga - lead	Emilian Junc	Mihailescu Bogdan	Lucian Ighian
Marius Campan - lead	Calin Ciupercea	Florin Bogdan	Nicoleta Urda
Ioan Kiss	Dan Simonca	Robert Boldiszar	7
Robert Beret	Andrea Dezsi	Calin Cocan
Sergiu Moldovan	Sorina Pintea	Stefan Rus	Escalations
Ioan Cordos	Laurentia Gadalean	Mihai Sarto	Sebastian Botis
Robert Enyedi	Iulia Stefoi	Nicu Vancea	1
Tudor Pintea	Bogdan Cimpoesu	Carmen Vaida	DBA
Cristian Frentiu	Florina Trifan	Marius Baghiu	Carmen Dragoste
Robert Zavalczki	Alexandru Cosma	Andreea Cosma	1
Augustin Masca	Gabriel Kis	Lucian Pop
Daniel Vlasin	Dorin Popovici	Jozsef Zsido
*Option for 2 staff
Mihai Hangan	Cristian Iorga - lead
Flaviu Matan	Sergiu Tent
Daniel Lupu	Florin Moldovan
Marius Oltean	Andreea Olaru
Adrian Boatca
Claudius Janosi
Gabor Aron
Cristian Anita

30	26	22	13 91

EXHIBIT B

RETURNED PROPERTY

[List of hardware, software and other personal property previously purchased by Intellisync for SoftVision employees in connection with their prior engagement by Intellisync to come.]